Exhibit 99

  P r e s s  R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212

TIMBERLAND REPORTS RECORD FIRST QUARTER REVENUE AND EARNINGS

STRATHAM, NH, April 19, 2005 – The Timberland Company (NYSE: TBL) today reported record first quarter net income of $42.2 million and diluted earnings per share (EPS) of $1.22, compared with first quarter 2004 net income of $31.1 million and diluted EPS of $0.87.

•                  First quarter revenue increased 10.1% to $354.2 million, driven by gains in both U.S. and international markets.  U.S. revenues grew 4.0%, reflecting solid growth in footwear and apparel – and gains in both wholesale (+4.9%) and retail channels (+1.4% on a 3.9% comparable store sales gain).  International results (+15.3% or +11.0% in constant dollars) were driven by strong constant dollar sales gains in Europe and Asia.  Global retail comparable store sales increased 5.4%, reflecting gains in both U.S. and international markets.  Overall revenue growth benefited from favorable foreign exchange rate changes – which added $7.4 million (or 2.3%) to first quarter 2005 revenue.

•                  First quarter results were supported by strong global footwear sales.  Global footwear revenues expanded 11.1% to $266.0 million, driven by growth in boots, kids’, men’s casual and Timberland PRO® series footwear.  Global apparel and accessories revenue grew 6.7% to $84.6 million, reflecting gains in U.S. and international markets.

•                  Operating profit for the quarter increased 29.7% to $61.9 million.  Operating margin increased 260 basis points to 17.5%.  Profit gains reflected strong revenue growth, benefits from favorable foreign exchange hedge rate changes and disciplined cost management.  For the quarter, foreign exchange rate changes contributed approximately $5.7 million to operating profit.

•                  EPS for the quarter expanded 40.2% to $1.22, reflecting profit gains and continued benefits from share repurchases.  During the quarter, the Company repurchased 619 thousand shares at a total cost of $41.9 million.  The Company currently has 1.8 million shares remaining under its existing share repurchase program.  This authorization will be increased by 100% on May 2, 2005, which is the distribution date of the Company’s previously announced 2-for-1 stock split.

•                  Timberland ended the quarter with $203.7 million in cash and no debt outstanding.  Timberland’s strong earnings growth and disciplined approach to asset management supported an increase in return on capital from 32.1% to 33.2%.

•                  Timberland’s inventory at the end of the first quarter of 2005 was $161.0 million, 12.7% higher than at the end of the 2004 first quarter, or 4.5% on a comparable basis.  As previously disclosed, first quarter 2005 reflected the Company’s initial period of conversion to new sourcing arrangements with independent suppliers, resulting in an earlier transfer of title for certain third party shipments.  The Company estimates that first quarter 2004 inventory and accounts payable balances would have increased by approximately $11.2 million if similar arrangements had been in place last year.

•                  The Company continues to target low to mid single-digit revenue growth and double-digit EPS gains for the full year.  It anticipates flat to modest sales and gross profit gains in the second quarter, impacted by an earlier timing of Spring order flow and anticipated pressure on U.S. results, reflecting mix shifts towards more seasonal product.  During this period, the Company is planning for high single-digit operating expense growth in support of global business development, including investments against Spring sales initiatives.  While these investments will push second quarter earnings below the prior-year level, they reflect the Company’s commitment to expanding its global presence and developing the Timberland brand as a year-round resource.  For the 2005 second half, the Company is targeting low to mid single-digit revenue growth and double-digit EPS gains.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “Timberland delivered record revenue and profit results in the first quarter, reflecting continued progress in developing the Timberland® brand portfolio, through an enhanced focus on consumer segmentation and a stepped-up investment against our unique, integrated approach to brand building.  The continued expansion of our global business reflects our strategies to develop our brand against discrete consumer segments with increased precision and improved execution.”

“We are pleased with our start to the year and our first quarter performance, putting us on track towards achieving our full year financial objectives.  We will continue to leverage strategies focused on delivering innovative and purposeful products, expanding Timberland’s global presence and executing with distinction to capture the full potential we see for the Timberland brand.”

Note that comments made by Mr. Swartz are Timberland’s performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss first quarter results today at 8:25 AM Eastern Time.  Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling (617) 614-2705 and providing access code number 87621590.  Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it.  Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East.  More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of The Timberland Company to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure a majority of its products from independent manufacturers; (iii) manage its foreign exchange rate risks; and (iv) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC.  The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release also includes a discussion of constant dollar revenue growth, a non-GAAP measure.  As required by SEC rules, we have provided a reconciliation of this measure on an attached table that follows our financial statements.  Additional required information is located in the Form 8-K furnished to the SEC on April 19, 2005.

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THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	April 1, 2005	April 2, 2004	Dec. 31, 2004

ASSETS
Current assets
Cash and equivalents	$203,715	$160,624	$309,116
Accounts receivable, net	187,523	161,195	155,024
Inventory	161,027	142,828	128,311
Prepaid expense	28,410	25,295	27,659
Deferred income taxes	15,990	20,136	28,937
Total current assets	596,665	510,078	649,047

Net property, plant and equipment	78,232	74,031	78,979

Goodwill	14,163	14,163	14,163

Intangible assets	5,095	3,735	5,381

Other assets, net	10,493	9,164	9,940

Total assets	$704,648	$611,171	$757,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$53,009	$31,510	$52,370
Accrued expense and other current liabilities	88,595	83,189	124,038
Income taxes payable	14,359	13,808	34,737
Derivative liabilities	4,380	8,740	15,047
Total current liabilities	160,343	137,247	226,192

Other liabilities	13,935	11,297	12,543

Deferred income taxes	6,537	8,955	7,268

Stockholders’ equity	523,833	453,672	511,507

Total liabilities and stockholders’ equity	$704,648	$611,171	$757,510

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	April 1, 2005	April 2, 2004
Revenue	$354,211	$321,777
Cost of goods sold	167,050	155,326

Gross profit	187,161	166,451

Operating expense
Selling	100,739	95,352
General and administrative	24,502	23,341

Total operating expense	125,241	118,693

Operating income	61,920	47,758

Other income
Interest income, net	1,101	234
Other, net	990	293

Total other income	2,091	527

Income before income taxes	64,011	48,285

Provision for income taxes	21,764	17,141

Net income	$42,247	$31,144

Earnings per share
Basic	$1.25	$0.89
Diluted	$1.22	$0.87

Weighted-average shares outstanding
Basic	33,794	34,896
Diluted	34,513	35,807

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	For the
	Three Months Ended
	April 1,	April 2,
	2005	2004
Cash flows from operating activities:

Net income	$42,247	$31,144
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Deferred income taxes	6,567	6,203
Amortization of deferred compensation	662	629
Depreciation and other amortization	5,962	6,012
Loss on disposal of property, plant & equipment	64	106
Tax benefit from stock option plans	2,845	3,830
Increase/(decrease) in cash from changes in working capital items:
Accounts receivable	(36,116)	(38,279)
Inventory	(33,474)	(23,192)
Prepaid expense	(1,333)	596
Accounts payable	3,462	(5,131)
Accrued expense	(35,400)	(32,205)
Income taxes	(20,309)	(13,707)
Net cash used by operating activities	(64,823)	(63,994)

Cash flows from investing activities:

Additions to property, plant and equipment, net	(4,334)	(3,392)
Other, net	(102)	(196)
Net cash used by investing activities	(4,436)	(3,588)

Cash flows from financing activities:

Common stock repurchases	(41,868)	(20,145)
Issuance of common stock	7,947	6,581
Net cash used by financing activities	(33,921)	(13,564)

Effect of exchange rate changes on cash and equivalents	(2,221)	(33)
Net decrease in cash and equivalents	(105,401)	(81,179)
Cash and equivalents at beginning of period	309,116	241,803
Cash and equivalents at end of period	$203,715	$160,624

THE TIMBERLAND COMPANY

REVENUE ANALYSIS

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	April 1, 2005	April 2, 2004	% Change
Revenue by Segment:
US Wholesale	$116,818	$111,348	4.9
US Consumer Direct	38,319	37,777	1.4
Total US	155,137	149,125	4.0

International	199,074	172,652	15.3

Revenue by Product:
Footwear	266,034	239,381	11.1
Apparel and accessories	84,609	79,327	6.7
Royalty and other	3,568	3,069	16.3

Revenue by Channel:
Wholesale	275,613	246,972	11.6
Consumer Direct	78,598	74,805	5.1

Comparable Store Sales:
Domestic Retail	3.9%	6.1%
Global Retail	5.4%	5.5%

THE TIMBERLAND COMPANY

RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES

TO CONSTANT DOLLAR REVENUE INCREASES

(Dollars in millions)

(Unaudited)

Total Company Revenue Reconciliation:

	For the Three Months Ended April 1, 2005
	$ Change	% Change
Revenue increase (GAAP)	$32.4	10.1
Increase due to foreign exchange rate changes	7.4	2.3
Revenue increase in constant dollars	25.0	7.8

International Revenue Reconciliation:

	For the Three Months Ended April 1, 2005
	$ Change	% Change
Revenue increase (GAAP)	$26.4	15.3
Increase due to foreign exchange rate changes	7.4	4.3
Revenue increase in constant dollars	19.0	11.0